SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K



        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) January 7, 1994



                         FOOD LION, INC.
     (Exact name of registrant as specified in its charter)






North Carolina                     0-6080              56-0660192
(State or other jurisdiction of    (Commission     (I.R.S. Employer
incorporation of organization)     File Number)    Identification
                                                   No.)




 P.O. Box 1330, 2110 Executive Drive, Salisbury, NC 28145-1330
                         (704) 633-8250
      (Address and telephone number of principal executive
            offices and principal place of business)















Item 5. Other Events

     (a) New Director

     Food Lion, Inc. (the "Company") announced on December 10, 1993 the appointment of William G. Ferguson to the Company's Board of Directors. Mr. Ferguson has 42 years of experience in American industry as founder, investor, director, officer, and manager in both public and private enterprises. Among other positions, he has served as President of Ashland Chemical Company from 1968 to 1971 and Chairman and Chief Executive officer of General Exploration Company from 1971 to 1977. In addition, he has served on the boards of director of a broad spectrum of service and manufacturing companies, including the Pittsburgh and Lake Erie Railroad, the Wheeling and Lake Erie Railroad, Crestview Aerospace, Witcher Creek Coal Company, and Snow Aviation. He has also served in the public sector as Chairman of the Ohio Energy and Resource Development Agency (1975-1979). Mr. Ferguson fills the position vacated by David E. Johnston who resigned his position on the Food Lion board.

     (b) Financial Matters

     At a January 7, 1994 meeting, the Company's Board of Directors discussed a number of issues relating to the Company's business and financing plans for fiscal year 1994. As a result of this meeting, on January 7, 1994, Food Lion announced an updated business plan for 1994. The updated plan includes 40-50 new store openings, 60-70 major renovations to existing stores and the closing of certain unprofitable store locations. Of the planned store closings, 47 are in the Company's Southwestern market (36 in Texas and 11 in Oklahoma), while 41 stores are located across eight states in Food Lion's Southeastern market area; Florida (18), Georgia (5), Kentucky (2), North Carolina (6), Pennsylvania (1), South Carolina
(5), Tennessee (3) and Virginia (1).

The decision to close stores comes as part of Food Lion's on-going review of individual store profitability. By closing unprofitable stores, the Company will eliminate operating losses and be able to focus its resources on profitable stores.

Approximately 1,300 full-time and 2,200 part-time employees will be affected by these store closings during 1994. Most employees of the stores scheduled to close will be offered employment elsewhere in the Company. Where continuing employment is impractical, a severance package will be offered to both full and part-time employees.

No distribution center employees are expected to be displaced as a result of these closings.






Page 2

The Company will establish a pre-tax reserve against 1993 earnings of approximately $170.5 million ($103 million after tax) to cover management's best estimate of costs associated with the store closings. These costs include estimated lease obligations and various asset write-offs. These store closings confirm Food Lion's goal of maintaining acceptable profitability levels in all operating areas in an effort to achieve maximum corporate and shareholder value.

After the store closings, Food Lion will continue to operate more than 1,000 stores in 14 states, employing more than 60,000 people.

At the January 7, 1994 meeting, the Company's Board of Directors also discussed three series of senior notes ("Notes"), in the aggregate principal amount of $214 million, the Company sold privately in June 1993. The placement of the Notes complemented other financings carried out by the Company in fiscal 1993, including the entry into a $300 million revolving credit agreement ("Credit Agreement") and the private issuance of convertible subordinated debentures amounting to $115 million in principal amount.

The terms of the Notes and the Credit Agreement require the Company to comply with certain financial and other covenants. Under one of these covenants, the Company is prohibited from issuing additional Funded Debt unless the Company's ratio of Net Income Available for Fixed Charges for the immediately preceding four fiscal quarters to Pro Forma Fixed Charges ("Ratio") is at least 2.00 to 1.00. Under the Note Agreement, "Funded Debt" generally means (i) all indebtedness having a final maturity of one year or more from the date of origin, including all payments in respect thereof required to be made within one year from any date a determination is made,
(ii) all Capitalized Rentals (essentially, the amount of payments under capitalized leases that would be reflected as a liability on the Company's balance sheet), and (iii) all guaranties of the Funded Debt of others.

As of the date of this Report, the Ratio does not exceed 2.00 to
1.00 (the Ratio is currently approximately 1.9 to 1.00). Although the failure to achieve the specified ratio will not result in a default under the terms of the Note Agreement or the Credit Agreement, the issuance of Funded Debt during the time when the covenant has not been satisfied would constitute such a default. The Company does not intend to issue any Funded Debt during the time when the covenant is not satisfied.

Because of its liquidity and the availability of alternatives, the Company does not believe that the failure to meet the covenant at this time will have a materially adverse effect on the Company's business, financial position or results of operations. The Company


Page 3

has commenced negotiations to seek a modification to the above-described restriction.

In addition, and if necessary, the Company would be able to prepay the Notes (principal amount of $214 million), although in this event it would incur a "make-whole" premium that would approximate $20 million. The amount of this premium could change depending upon the timing of prepayment.

Food Lion expects to receive a modification to the restriction on issuing Funded Debt.


Item 7. Financial Statements and Exhibits

     None.

     The Company agrees to furnish a copy of the Note Agreement dated May 1, 1993 and the Credit Agreement dated June 4, 1993 to the Commission upon request.






                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   FOOD LION, INC.
                                   REGISTRANT

                                   BY:
                                      Dan A. Boone
                                      Chief Financial Officer
                                        and Secretary
                                       (Duly Authorized Officer)


DATE: January 7, 1994